Exhibit 99.1

Westin Hotels Limited Partnership Announces Commencement of Marketing of The Westin
Michigan Avenue in Chicago, Illinois

     White Plains, NY, June 7, 2004 — Westin Realty Corp., the general partner of Westin Hotels Limited Partnership (“WHLP”), announced today that it has commenced a process of marketing The Westin Michigan Avenue in Chicago, Illinois for sale. WHLP has hired Jones Lang LaSalle Hotels to market the sale of The Westin Michigan Avenue.

     The Property offers a full array of first class amenities including 751 fully refurbished guestrooms and suites, the popular The Grill on the Alley restaurant and over 37,000 square feet of meeting and banquet space. It is ideally located in the heart of the “Magnificent Mile” along Michigan Avenue and well positioned to attract corporate, leisure and convention demand. The Chicago MSA lodging market is expected to show strong growth with favorable travel, leisure and convention demand anticipated. The Hotel is being offered with the existing management agreement with Westin Hotels & Resorts.

     “The Westin Michigan Avenue is in excellent physical condition and has improved its competitive position in recent years. Given the expected upturn in the lodging industry and the strength of the capital markets, particularly within the lodging sector, we believe now is a good time to sell this well positioned property” explains Tom Smith a director of the general partner. The general partner intends to conduct an orderly liquidation of WHLP after it has sold The Westin Michigan Avenue.

     For further information on this investment opportunity please contact Arthur Adler (212.812.5830) or Thomas Fisher (212.812.5831) at Jones Lang LaSalle Hotels.

     This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include Westin Realty Corp.’s current views with respect to the lodging industry, its ability to sell The Westin Michigan Avenue and the ability to conduct an orderly liquidation of WHLP after a sale of The Westin Michigan Avenue. No assurances can be given, however, that these events will occur. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A discussion of important factors that could cause actual results to differ materially from those projected is included in WHLP’s periodic reports filed with the Securities and Exchange Commission.

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